UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 20, 2022

TRAEGER, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40694	82-2739741
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1215 E Wilmington Ave., Suite 200
Salt Lake City, Utah	84106
(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, include area code) (801) 701-7180
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	COOK	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2022, the compensation committee (“Compensation Committee”) of the board of directors of Traeger, Inc. (the “Company”) adopted the Traeger, Inc. Executive Change in Control Severance Plan (the “Severance Plan”). The Severance Plan provides for the payment of cash severance and other benefits to the Company’s executives in the event of a qualifying termination of employment in connection with a “change in control” of the Company (as defined in the Traeger, Inc. 2021 Incentive Award Plan). Messrs. Andrus, Blosil and Hardy, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Supply Chain Officer, respectively, are eligible to participate in the Severance Plan.

Under the Severance Plan, in the event of a termination of an executive's employment by the Company without “cause” or by the executive for “good reason”, in either case, on or within 24 months following a “change in control”, the executive will be eligible to receive the following payments and benefits:

•a cash payment equal to the sum of (i) an amount equal to 200% of the executive's then-current annual base salary, (ii) an amount equal to the executive's pro-rated target annual bonus, if any, for the year in which the termination occurs, and (iii) an amount (the “COBRA Payment”) equal to the product obtained by multiplying (x) the monthly COBRA premium payment paid by the executive for himself or herself and his or her covered dependents by (y) 24 months, payable in lump sum 30 days following the date of termination;

•a cash payment equal to the taxes incurred by the executive in connection with his or her receipt of the COBRA Payment, which is intended to restore the executive to the same position on an after-tax basis as he or she would have been had he or she not incurred any tax liability with respect to the COBRA Payment; and

•full accelerated vesting of outstanding equity awards granted under the 2021 Incentive Award Plan that vest solely based on the passage of time.

All severance payments and benefits under the Severance Plan are subject to the executive’s execution and, to the extent applicable, non-revocation of a release of claims in favor of the Company at the time of the executive’s termination of employment, and the executive’s continued compliance with any applicable restrictive covenants. In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the executive by the Company, would subject such executive to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the executive.

The foregoing summary of the Severance Plan is not complete and is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference. Any capitalized term used and not defined in this Item 5.02 shall have the same meaning set forth in the Severance Plan.

Item 9.01.            Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Traeger, Inc. Executive Change in Control Severance Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Traeger, Inc.

Date: April 26, 2022	By:	/s/ Thomas Burton
Thomas Burton
General Counsel